FIFTH AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

PURE BIOFUELS CORP.

AND

PLAINFIELD PERU I LLC
PLAINFIELD PERU II LLC

Dated as of July 16, 2009

(i)

FIFTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT

FIFTH AMENDMENT TO SECURITIES PURCHASE AGREEMENT dated as of July 16, 2009 (this “Fifth Amendment”), by and among PURE BIOFUELS CORP., a Nevada corporation (the “Company”), and PLAINFIELD PERU I LLC, a Delaware limited liability company (“LLC1”), and PLAINFIELD PERU II LLC, a Delaware limited liability company (“LLC2” and together with LLC1, the “Purchaser”).  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company entered into a Securities Purchase Agreement, dated as of September 12, 2007 (as amended by a First Amendment to Securities Purchase Agreement dated as of March 26, 2008, a Second Amendment to Securities Purchase Agreement dated as of November 24, 2008, a Third Amendment to Securities Purchase Agreement dated as of March 10, 2009 and a Fourth Amendment to Securities Purchase Agreement dated as of March 27, 2009, the “Agreement”), by and among the Company, LLC1 and LLC2 for the purchase of 10%/12% Senior Convertible PIK Election Notes due 2012 (“PIK Notes”), Common Stock and warrants to purchase shares of Common Stock;

WHEREAS, the Company, the Borrowers, the subsidiary guarantors party thereto, Plainfield Special Situations Master Fund Limited, as lender (in such capacity, the “Lender”) and administrative agent (in such capacity, the “Administrative Agent”) are parties to a Loan Agreement, dated as of September 12, 2007, as amended by amendments dated as of March 13, 2008, April 18, 2008 and November 4, 2008 (as so amended, the “Loan Agreement”);

WHEREAS, the Company and FDS Corporation S.A. (“FDS”) entered into a bridge loan, in the principal amount of $1,000,000 on December 4, 2008 (the “FDS December 2008 Bridge Loan”), which is evidenced by a promissory note and warrants to purchase shares of Common Stock, each dated December 4, 2008;

WHEREAS, the Company and LLC1 entered into a bridge loan, in the principal amount of $500,000 on December 4, 2008 (the “Plainfield December 2008 Bridge Loan”), which is evidenced by a promissory note and warrants to purchase shares of Common Stock, each dated December 4, 2008;

WHEREAS, in connection with the FDS December 2008 Bridge Loan and the Plainfield December 2008 Bridge Loan, the Company, LLC1, Trimarine Corporation S.A., and FDS entered into a letter agreement, dated December 4, 2008, pursuant to which, among other things, upon the occurrence of certain conditions, Purchaser is required to purchase an additional $22,500,000 aggregate principal amount of PIK Notes;

WHEREAS, the Company and FDS entered into two bridge loans, in the principal amounts of $500,000 on April 28, 2009 and $250,000 on June 18, 2009  (the “FDS 2009 Bridge Loans” and together with the FDS December 2008 Bridge Loans, the “FDS Bridge Loans”), which are evidenced by promissory notes dated April 28, 2009 and June 18, 2009, respectively;

WHEREAS, the Company and LLC1 entered into two bridge loans, in the principal amounts of $500,000 on April 28, 2009 and $250,000 on June 18, 2009 (and together with the Plainfield December 2008 Bridge Loan, the “Plainfield Bridge Loans”), which are evidenced by promissory notes dated April 28, 2009 and June 18, 2009, respectively;

WHEREAS, the Company issued to LLC1 10%/12% Senior Convertible PIK Election Notes due 2012 in the aggregate principal amounts of $1,000,000 and $1,200,000, dated March 10, 2009 and March 27, 2009, respectively (collectively, the “Bridge Notes”);

WHEREAS, the Company has informed the Lender and the Purchaser that it is in the best interests of the Company and its Majority-Owned Subsidiaries (as defined herein) to repay all loan amounts on the Supplementary Notes Closing Date (i) borrowed from Lender under the Loan Agreement, (ii) borrowed from LLC1 under the Plainfield Bridge Loans and (iii) evidenced by the Bridge Notes, in each case, including all accrued and unpaid interest, in an aggregate amount of $41,431,727.95 as of the Supplementary Notes Closing Date (the “Repayment”) with the proceeds received by Pure Peru (as defined herein) pursuant to the Interbank Peru Facility (as defined herein) (the “Refinancing”);

WHEREAS, the Lender, the Administrative Agent and the Purchaser granted a waiver of all applicable provisions of the Loan Agreement and the Agreement in connection with the Repayment and the Refinancing on July 16, 2009;

WHEREAS, the Company desires, subject to the terms and conditions set forth herein, to issue and sell to Purchaser, and Purchaser desires, subject to the terms and conditions set forth herein, to purchase an additional $34,312,219.62 aggregate principal amount of PIK Notes, convertible into 114,374,066 shares of Common Stock (subject to adjustment); and

WHEREAS, Section 11.1 of the Agreement provides that the Company and the Required Holders may, with certain exceptions, amend the Agreement with the written consent of the Company and the Required Holders.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I

AMENDMENTS TO THE AGREEMENT

SECTION 1.1.  Definitions.  Clause (a) of Article I of the Agreement is hereby amended by inserting the following definitions in appropriate alphabetical order:

“Consolidated Net Income” means the aggregate of the net income (loss) of the Company and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Excess Cash Flow” means, the Consolidated Net Income for such period plus, without duplication:

(1)           provision for taxes based on income or profits of the Company and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)           the Fixed Charges of the Company and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)           any one-time, non-recurring expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization, restructuring, integration or Indebtedness; minus

(5)           non-cash items increasing such Consolidated Net Income for such period, other than (a) the accrual of revenue in the ordinary course of business and (b) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Excess Cash Flow in a prior period; minus

(6)           the cash portion of Fixed Charges and the cash portion of any related one-time, non-recurring expenses or charges related to any equity offering, investment, acquisition, disposition, recapitalization, restructuring, integration or Indebtedness with respect to such period; minus

(7)           Capital Expenditures for such period; minus

(8)           any reduction in the principal amount of Indebtedness resulting from principal payments made thereon during such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Fifth Amendment” means the Fifth Amendment to Securities Purchase Agreement, dated as of July 16, 2009, by and among the Company and Purchaser.

“Fixed Charges” means, with respect to the Company and its Subsidiaries for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates; plus

(2)           the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period; plus

(3)           any interest on Indebtedness of another Person that is guaranteed by the Company or one of its Subsidiaries or secured by a lien on assets of the Company or such Subsidiary, whether or not such guarantee or lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Company or any of its Subsidiaries, other than dividends on equity interests payable solely in equity interests of the Company or to the Company or a Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP).

“Interbank Peru” means Banco Internacional del Perú – Interbank.

“Interbank Peru Facility” means arrangements entered into by Pure Peru with Interbank Peru and others, pursuant to which Interbank Peru will provide term loan financing to Pure Peru in a principal amount of not less than $43,000,000.

“Majority-Owned Subsidiaries” means Pure Peru, Palma Industrial S.A.C., Ecopalma S.A.C., Aceite Pucallpa S.A.C., Palmas Tropicales S.A.C., Palmas De Oriente S.A.C., and Pucapalma S.A.C.

“Pure Peru” means Pure Biofuels del Peru S.A.C.

“Supplementary Notes” means the 10%/12% Senior Convertible PIK Election Notes due 2012 issued by the Company on the Supplementary Notes Closing Date (such term to include any such notes issued in substitution therefor pursuant to Section 12 of the Agreement and any notes issued in kind as interest pursuant to the terms of the Supplementary Notes).

“Supplementary Notes Closing” has the meaning set forth in Section 2.10 of this Agreement.

“Supplementary Notes Closing Date” has the meaning set forth in Section 2.10 of this Agreement.

“Supplementary Notes Purchase Price” has the meaning set forth in Section 2.9 of this Agreement.

“Trimarine” means Trimarine Corporation S.A.

“Trimarine Facility” means the $40,000,000 working capital feedstock facility entered into by and between Trimarine and Pure Peru on July 16, 2009.

In addition, the definitions of “Material Agreements” and “Notes” in clause (a) of Article I of the Agreement are hereby replaced with the following definitions:

“Material Agreements” has the meaning ascribed to such term in Section 8.23 of the Loan Agreement and as set forth on Schedule 8.23 of the Loan Agreement, as Schedule 8.23 of the Loan Agreement is updated by Schedule 2.1 to the Fifth Amendment.

“Notes” means the Initial Notes, the Additional Notes, the 2009 Additional Notes, the Supplementary Notes and any notes issued in substitution therefor pursuant to Section 12 of the Agreement and any notes issued in kind as interest pursuant to the terms of the Notes.

SECTION 1.2.  Sale and Purchase.    Article II of the Agreement is hereby amended by inserting a new Section 2.9 and 2.10 as follows:

“SECTION 2.9.  Supplementary Notes; Agreement to Sell and to Purchase; Purchase Price.  Subject to the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, on the Supplementary Notes Closing Date, $34,312,219.62 in aggregate principal amount of the Supplementary Notes for a purchase price of $34,312,219.62 (the “Supplementary Notes Purchase Price”).

SECTION 2.10.  Supplementary Notes Closing.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the purchase and sale of the Supplementary Notes hereunder (the “Supplementary Notes Closing”) shall take place at 10:00 a.m. at the offices of White & Case LLP, counsel to Purchaser, at 1155 Avenue of the Americas, New York, New York, on July 16, 2009 or on such other date as the parties shall mutually agree upon (the “Supplementary Notes Closing Date”).

At the Supplementary Notes Closing:

(i)           Purchaser and the Company agree to implement the following funding arrangements on the Supplementary Notes Closing Date with respect to (a) the payment of the Supplementary Notes Purchase Price and (b) the making of the Repayment:

(a)           the Company shall cause Pure Peru to transmit (via wire transfer of immediately available funds) the sum of $7,119,508.33 to the Lender in partial payment of the aggregate principal amount of the loans made by the Lender to Pure Peru pursuant to the Loan Agreement; and

(b)           the Company shall irrevocably direct Purchaser to transmit (x) to LLC1 an amount equal to $3,619,508.33 of the Supplementary Notes Purchase Price in payment of all principal, interest, fees, costs and expenses owed by the Company to LLC1 with respect to the Plainfield Bridge Loans and the Bridge Notes and (y) to the Lender an amount equal to $30,692,711.29 of the Supplementary Notes Purchase Price in payment of the balance of all principal, interest, fees, costs and expenses owed by Pure Peru to the Lender pursuant to the Loan Agreement.

Each of Purchaser and the Company agrees that, upon completion of the foregoing funding arrangements, the Supplementary Notes Purchase Price shall be deemed to have been paid and the Repayment shall be deemed to have been made. Purchaser shall, and shall cause the Lender to, execute and deliver all documents that the Company may reasonably request in order to implement and evidence the completion of the foregoing funding arrangements. The Company shall, and shall cause Pure Peru to, execute and deliver all documents that Purchaser may reasonably request in order to implement and evidence the completion of the foregoing funding arrangements.

(ii)           The Company shall deliver to Purchaser against payment of the Supplementary Notes Purchase Price, a certificate or certificates representing the Supplementary Notes being purchased by Purchaser pursuant to Section 2.9, which shall be in definitive form and registered in the name of Purchaser or its nominee or designee and in a single certificate or in such other denominations as Purchaser shall have requested not later than one Business Day prior to the Supplementary Notes Closing Date.”

SECTION 1.3.  The Notes.     Section 3.1 of the Agreement is hereby amended by inserting a new paragraph at the end thereof as follows:

The Company will authorize the issuance of $34,312,219.62 aggregate principal amount of the Supplementary Notes to be issued on the Supplementary Notes Closing Date and any Notes to be issued in kind as interest.  The Supplementary Notes shall be on terms and conditions identical to the existing PIK Notes except that: (i) the Company may prepay the Supplementary Notes without penalty; (ii) the Supplementary Notes shall be convertible at the option of Purchaser into shares of Common Stock at any time on or after July 16, 2010; and (iii) in the event the Supplementary Notes are not repaid prior to July 16, 2010, the Company shall issue to Purchaser on July 16, 2010, duly authorized and validly issued seven-year warrants to purchase one share of Common Stock for every $1.00 principal amount of Supplementary Notes then outstanding, at a strike price equal to 120% of the volume weighted average price of the Common Stock for the sixty (60) trading days immediately preceding July 16, 2010; provided, however, that the strike price shall not be less than $0.20 per share of Common Stock and not greater than $0.40 per share of Common Stock.  The Supplementary Notes shall be substantially in the form set forth in Exhibit A.

SECTION 1.4.  Excess Cash Flow.     Article VI of the Agreement is hereby amended by inserting a new Section 6.19 at the end thereof as follows:

“SECTION 6.19.  Excess Cash Flow.

(a)           If there is any Excess Cash Flow for any six month period ended June 30 and December 31 of each year, commencing with the six month period ending December 31, 2009, the Company shall offer to apply 75% of the amount of such Excess Cash Flow to repurchase Supplementary Notes at a purchase price in cash equal to 100% of the principal amount of the Notes repurchased, plus any accrued and unpaid interest, if any, to the date of purchase.  Within 90 days after the end of each such six month period, the Company shall deliver to the Purchaser (i) an Officer’s Certificate setting forth the Company’s calculation of Excess Cash Flow for such six month period, together with such supporting documentation as the Purchaser may reasonably request, and (ii) a notice setting forth the Company’s offer to repurchase Supplementary Notes with an amount equal to 75% of such Excess Cash Flow on the date specified in the notice, which date shall be no later than 15 days from the date such notice is sent.  The Company shall be obligated to repurchase Supplementary Notes validly tendered in response to any such offer only if the Purchaser tenders such Supplementary Notes on the date set forth in the notice.  If only a portion of any existing Supplementary Note is repurchased pursuant to such offer, a new Note in a principal amount equal to the portion thereof not repurchased will be issued in the name of the Purchaser upon cancellation of such existing Supplementary Note.

(b)           The Company shall cause Pure Peru to execute and deliver an intercompany note to the Company on the Supplementary Notes Closing Date, which intercompany note shall include the provisions set forth under clauses (a) and (b) of this Section 6.19.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

In order to induce the Purchaser to enter into this Fifth Amendment and to purchase the Supplementary Notes, the Company hereby represents and warrants to and agrees with the Purchaser that, as of the dated hereof, after giving effect to the consummation of the transactions contemplated hereby:

SECTION 2.1.  Incorporation of Representations and Warranties from the Agreement.  The representations and warranties contained in Article IV of the Agreement and in Section 8 of the Loan Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on the Supplementary Notes Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); provided that Schedule 2.1 to this Fifth Amendment updates Schedule 8.23 of the Loan Agreement as of the date hereof.

SECTION 2.2.  Use of Proceeds.    (a) All proceeds from the sale of the Supplementary Notes shall be used solely for the purposes set forth on Schedule 2.2 of this Fifth Amendment.

(b) No part of the proceeds from the sale of the Supplementary Notes will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the sale of the Supplementary Notes nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

SECTION 2.3.  No Adjustment to Conversion Price.    Except as previously disclosed in schedules to the Agreement, nothing has occurred since the Supplementary Notes Closing Date that has resulted, or would result, in an adjustment to the Conversion Price pursuant to Section 3.6 of the Agreement.

SECTION 2.4.  Capital Stock.   (a)  As of the Supplementary Notes Closing Date, the authorized Capital Stock of the Company will consist solely of 750,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, of which 172,374,699 shares of Common Stock (assuming no additional exercises of existing stock options) and no shares of preferred stock are issued and outstanding, no shares are held in treasury and 259,586,616 shares of Common Stock (such amount does not include any shares or warrants that may be issued pursuant to the Binding Letter of Intent or Section 3.6(m) of the Agreement) are reserved for issuance upon the exercise of outstanding warrants, options and other convertible or exchangeable securities (other than the Supplementary Notes).  Schedule 2.4 to this Fifth Amendment sets forth the capitalization of the Company as of the Supplementary Notes Closing Date.

(b)           Except as set forth on Schedule 2.4 to this Fifth Amendment, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any Subsidiary, and (ii) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary.

(c)           The Conversion Shares will have been duly authorized and validly reserved for issuance in contemplation of the conversion of the Supplementary Notes and, when issued and delivered in accordance with the terms of the Notes, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

(d)           The holders of the Supplementary Notes will, upon issuance thereof, have the rights set forth in such Notes (subject to the limitations and qualifications set forth therein).

SECTION 2.5.  Brokers and Finders.   No agent, broker, Person or firm acting on behalf of the Company or its Affiliates is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Fifth Amendment or any of the transactions contemplated hereby.

SECTION 2.6.  Financial Statements; Undisclosed Liabilities.

(a)           The unaudited balance sheet of the Company as of March 31, 2009 and the related statements of income and cash flows of the Company for the three-month period ended as of such date, copies of which in each case were furnished or made available to the Purchaser prior to the date hereof, present fairly in all material respects the consolidated financial condition of the Company and its subsidiaries at the date of said financial statements and the consolidated results of operations for the period covered thereby.  All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)           Except as fully disclosed in the financial statements previously delivered to the Purchaser, and except for the Indebtedness incurred under the Agreement and the Loan Agreement, there are as of the date hereof no liabilities or obligations with respect to the Company or any of its subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Company or any of its subsidiaries.  Except as set forth on Schedule 5.07 to the Loan Agreement, as of the date hereof, neither the Company nor any of its subsidiaries knows of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements previously delivered to the Purchaser or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Company or any of its subsidiaries.

(c)           After giving effect to the transactions contemplated hereby, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 2.7.  Private Offering.    Assuming the accuracy of the representations and warranties set forth in Section 5.2 of the Agreement, the offer and sale of the Supplementary Notes to Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Supplementary Notes), which would subject the sale of the Supplementary Notes contemplated hereby to the registration provisions of the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

SECTION 3.1.  Incorporation of Representations and Warranties from the Agreement.   The representations and warranties contained in Article V of the Agreement are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

ARTICLE IV

CONDITIONS PRECEDENT TO SUPPLEMENTARY NOTES CLOSINGS

SECTION 4.1.  Conditions to the Company’s Obligations.   The issuance of the Supplementary Notes by the Company shall be subject to the satisfaction, at or prior to the Supplementary Notes Closing Date, of the following conditions:

(a)           Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Fifth Amendment to be performed and complied with by Purchaser at or prior to the Supplementary Notes Closing Date.

(b)           No provision of any Applicable Law, injunction, order or decree of any Governmental Authority shall be in effect which has the effect of making the transactions contemplated hereby illegal or shall otherwise restrain or prohibit the consummation of the transactions contemplated hereby.

SECTION 4.2.  Conditions to Purchaser’s Obligations.   The obligations of Purchaser to purchase the Supplementary Notes contemplated by this Fifth Amendment shall be subject to the satisfaction, at or prior to the Supplementary Notes Closing Date (except as otherwise provided in this Section 4.2), of the following conditions:

(a)           On the Supplementary Notes Closing Date and also after giving effect to the sale of the Supplementary Notes on such date there shall exist no Default or Event of Default.

(b)           The Interbank Peru Facility shall be in full force and effect, pursuant to documents that are satisfactory in form and substance to Purchaser in its sole reasonable discretion.

(c)           All of the loans and other amounts outstanding under the Loan Agreement, the Bridge Loans and the Bridge Notes shall have been repaid in full pursuant to the funds flow memorandum attached hereto as Schedule 4.2.

(d)           The Company and/or one or more of its Majority-Owned Subsidiaries shall have access to the Trimarine Facility and the ability to utilize it, on terms and conditions satisfactory to Purchaser in its sole reasonable discretion, for the funding of the Company’s and/or one or more of its Majority-Owned Subsidiaries’ feedstock purchases in the ordinary course of business, pursuant to documents that are satisfactory in form and substance to Purchaser in its sole reasonable discretion.

(e)           Purchaser shall have received a certificate, dated the Supplementary Notes Closing Date and signed on behalf of the Company by an Authorized Representative, certifying on behalf of the Company that on the Supplementary Notes Closing Date and also after giving effect to the sale of the Supplementary Notes on such date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained or incorporated by reference in this Fifth Amendment shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Supplementary Notes Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(f)           Purchaser shall have received from each of DLA Piper LLP (US) and Lewis and Roca LLP, U.S. special counsel to the Company, and Muniz, Ramirez, Perez-Taiman & Luna-Victoria, special counsel to the Subsidiaries, an opinion addressed to Purchaser and dated the date of issuance of such opinion covering such matters incident to the transactions contemplated herein as the Purchaser may reasonably request.

(g)           Purchaser shall have received a certificate from the Company, dated the Supplementary Notes Closing Date, signed by an Authorized Representative, and attested to by another Authorized Representative, in the form of Exhibit B, with appropriate insertions, together with copies of the articles of incorporation and by-laws of the Company and the resolutions of the Company referred to in such certificate and the foregoing shall be in form and substance reasonably acceptable to Purchaser.

(h)           On the Supplementary Notes Closing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Fifth Amendment shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which Purchaser reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate officials or Governmental Authorities.

(i)           Nothing shall have occurred since March 31, 2009 (and Purchaser shall have not have become aware of any facts or conditions not previously known) which Purchaser shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the transactions contemplated hereby.

(j)           All necessary governmental and third party approvals and/or consents in connection with the transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated hereby.  On the Supplementary Notes Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon transactions contemplated hereby.

(k)           Except as set forth in Schedule 5.07 to the Loan Agreement, on the Supplementary Notes Closing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the transactions contemplated hereby, this Fifth Amendment or any other Transaction Document, or (b) which Purchaser shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(l)           Purchaser shall have received a certificate representing the Supplementary Notes purchased by Purchaser on the Supplementary Notes Closing Date.

(m)           Purchaser shall have received such other documents and evidence as are customary for transactions of this type or as Purchaser may reasonably request in order to evidence the satisfaction of the other conditions set forth above.

(n)           The Company shall reimburse the Purchaser for all reasonable disbursements and out-of-pocket expenses incurred by the Purchaser in connection with the transactions contemplated by and arising out of this Fifth Amendment, the Repayment and the Refinancing, including, without limitation, the fees and disbursements of White & Case LLP, New York counsel to the Purchaser, Estudio Echecopar, Peruvian counsel to the Purchaser, and Lionel Sawyer & Collins, Nevada counsel to the Purchaser.  At least one Business Day prior to the Supplementary Notes Closing Date, Purchaser shall provide the Company with documentation reasonably satisfactory to the Company for such disbursements and out-of-pocket expenses.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.  Reference to and Effect on the Agreement and the Initial Notes

(i)            Upon the execution of this Fifth Amendment by the parties hereto, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement and each reference in the other Transaction Documents to the “Securities Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby.

(ii)            Except as specifically amended by this Fifth Amendment, the Agreement and the other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)            This Fifth Amendment shall constitute a “Transaction Document” and this Fifth Amendment shall constitute a “Note Document” for all purposes of the Agreement and the other Transaction Documents.

SECTION 5.2.  Registration Rights Agreement.   The parties hereto agree that the shares of Common Stock issuable upon conversion of the Supplementary Notes shall constitute “Registrable Securities” under the Registration Rights Agreement.

SECTION 5.3.  Governing Law.   THIS FIFTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SECTION 5.4.  Headings Descriptive.   The headings of the several sections and subsections of this Fifth Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Fifth Amendment.

SECTION 5.5.  Counterparts.   This Fifth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the date first above written.

PURE BIOFUELS CORP.

By
Name:
Title:

PLAINFIELD PERU I LLC

By
Name:
Title:

PLAINFIELD PERU II LLC

By
Name:
Title:

Signature Page to Purchase Agreement

EXHIBIT A

Form of Supplemental Note

EXHIBIT B

Form of Officer’s Certificate

Sch. 2.1

Schedule 2.1 – Material Agreements

Pure Biofuels Corp.

1.	Existing Debt
a.	Warrant with Wharton Capital Partners, Ltd. dated April 19, 2007
b.	Warrant with Condor Partners LLC dated April 19, 2007
c.	10%/12% Senior Convertible PIK Election Note, dated September 12, 2007, issued by Pure Biofuels Corp. to Plainfield Peru I LLC and all additional such notes issued since such date.
d.
Loan Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Palma Industrial S.A.C., Lenders and Plainfield Special Situations Master Fund Limited, as amended through the date hereof.

e.	Subsidiaries Guaranty by and among Pure Biofuels del Peru S.A.C. and Pure Biofuels Corp. in favor of Plainfield Special Situations Master Fund Limited
f.	Environmental Indemnity, dated as of September 12, 2007, by and between Pure Biofuels del Peru S.A.C. and Palma Industrial S.A.C., in favor of Plainfield Special Situations Master Fund Limited
g.
Waiver and Agreement, dated as of October 29, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Palma Industrial S.A.C., the subsidiaries of Pure Biofuels Corp. and Plainfield Special Situations Master Fund Limited

h.	Agreement, dated as of March 13, 2008, by Pure Biofuels Corp., Pure Biofuels del Peru S.A.C. and Palma Industrial S.A.C.

2.	Other
a.
Amended and Restated Stockholders Agreement, dated as of March 26, 2008, by and among Pure Biofuels Corp., Luis Goyzueta, Plainfield Special Situations Master Fund Limited, Plainfield Peru I LLC and Plainfield Peru II LLC.

b.
Securities Purchase Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., Plainfield Special Situations Master Fund Limited, Plainfield Peru I LLC and Plainfield Peru II LLC, as amended through the date hereof.

c.	Registration Rights Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., ARC Investment Partners, LLC, Tapirdo Enterprises, LLC and SGM Capital, LLC
d.	Registration Rights Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., Plainfield Special Situations Master Fund Limited, Plainfield Peru I LLC and Plainfield Peru II LLC
e.	Employment agreement with Steven Magami
f.	Amendment, dated September 12, 2007, to the Employment Agreement dated June 22, 2007 by and between Pure Biofuels Corp. and Steven Magami
g.	Complete Settlement and Release Agreement, dated as of January 18, 2008, by and among Wharton Capital Partners, Ltd. and Wharton Capital Markets, LLC and Pure Biofuels Corp.
h.	Registration Rights Agreement with Cornell dated April 19, 2007
i.	2006 Stock Option and Award Plan

Sch. 2.1

j.	Stock Incentive Plan approved by the Board of Directors on June 11, 2007
k.	Form of Amendment to Option Agreement
l.	Letter Agreement with ARC Investment Partners, LLC, Tapirdo Enterprises, LLC, SGM Capital, LLC, Luis Goyzueta, David Clifton, Hiroshi Dejaeghere, and Joy Clifton, dated February 6, 2007
m.
Financing Contingency Escrow Agreement, dated June 22, 2007, with Luis Goyzueta, David Clifton, Hiroshi Dejaeghere, Joy Clifton, ARC Investment Partners, LLC, Tapirdo Enterprises, LLC, SGM Capital, LLC, and U.S. Bank National Association

n.	Consulting Agreement with Sean Mahoney, dated July 9, 2007
o.	Consulting Agreement with Roger Ballantine, dated February 19, 2007
p.	Consulting Agreement with Shaine Tyson, dated February 26, 2007
q.	Consulting Agreement with Integrated Corporate Relations, Inc., dated June 8, 2007
r.	Private Placement Subscription Agreement with Joy Clifton
s.	Private Placement Subscription Agreement with Luis F. Goyzueta
t.	Private Placement Subscription Agreement with Software S.A.
u.	Private Placement Subscription Agreement with Technovale Limited
v.	Private Placement Subscription Agreement with CTH One
w.	Complete Settlement and Release Agreement with Merriman Curhan Ford & Co., dated April 2008.
x.	Plainfield Warrant Exchange Agreement, dated August 5, 2008
y.	Private Placement Subscription Agreement with Marimed, dated August 8, 2008
z.	Private Placement Subscription Agreement with Amir Rimon, dated August 8, 2008
aa.	Cornell Warrant Exchange Agreement, dated September 8, 2008
bb.	Letter Agreement, dated December 4, 2008, among FDS Corporation S.A., Trimarine Corporation S. A. and Plainfield Peru I LLC,
cc.	Promissory Note of Pure Biofuels Corp. dated December 4, 2008 in the principal amount of $500,000 and payable to Plainfield Peru I LLC
dd.	Stock Purchase Warrant dated December 4, 2008 for 3,333,333 shares of the common stock of Pure Biofuels Corp. granted by Pure Biofuels Corp. to Plainfield Peru I LLC
ee.	Promissory Note of Pure Biofuels Corp. dated December 4, 2008 in the principal amount of $1,000,000 and payable to FDS Corporation S.A.
ff.	Stock Purchase Warrant dated December 4, 2008 for 6,666,666 shares of common stock of Pure Biofuels Corp. granted by Pure Biofuels Corp. to FDS Corporation S.A.
gg.
Waiver dated December 4, 2008 by Plainfield Special Situations Master Fund Limited, as the Lender and Administrative Agent under the Loan Agreement, and Plainfield Peru I LLC and Plainfield Peru II LLC, in favor of Pure Biofuels Corp., Pure Biofuels Del Peru S.A.C. and Palma Industrial S.A.C.

hh.	Stock Purchase Warrant, dated April 8, 2009, for 13,333,333 shares of common stock of Pure Biofuels Corp. granted by Pure Biofuels Corp. to Plainfield Peru I LLC

Sch. 2.1

ii.	Stock Purchase Warrant, dated April 8, 2009, for 16,666,666 shares of common stock of Pure Biofuels Corp. granted by Pure Biofuels Corp. to FDS Corporation S.A.
jj.	Promissory Note of Pure Biofuels Corp. dated April 28, 2009 in the principal amount of $500,000 and payable to Plainfield Peru I LLC
kk.	Promissory Note of Pure Biofuels Corp. dated April 28, 2009 in the principal amount of $500,000 and payable to FDS Corporation S.A.
ll.	Promissory Note of Pure Biofuels Corp. dated June 18, 2009 in the principal amount of $250,000 and payable to Plainfield Peru I LLC
mm.	Promissory Note of Pure Biofuels Corp. dated June 18, 2009 in the principal amount of $250,000 and payable to FDS Corporation S.A.

Pure Biofuels del Peru S.A.C.

1.	Assets Owned
a.	Agreement for land located in front of the Ventanilla Highway, Lot B-2, Fundo Marquez, District and Province of El Callao, Department of Lima, Peru (“Port of Callao”), dated December 21, 2006
b.	Agreement for Distillation Towers, Safety Fire Pumps, Pumps and Static Mixer (the “Plant Assets”) dated May 17, 2007

2.	Input/Supply Agreements
a.	Supply Agreement with Frutera Varfa S.A. dated January 10, 2007 and Addendum
b.	National Confederation of Palm Farmers and Peruvian Oil Palm Companies CONAPAL Intended Agreement dated November 10, 2007

3.	Manufacture/Construction Agreements
a.	Services Agreement with Cesel S.A. dated May 7, 2007
b.	Building contracts with Alta Beverage System Inc. dated June 28, 2007
c.	Building contracts with Haug (EPC/Builders)
d.	Engineering Contract dated September 29, 2006 and Addendum with Alta Beverage System Inc. (Polindustria)
e.	Contrato de Obras Civiles con Sevilla Rodríguez S.R. Ltda. Dated June 28, 2007
f.	Technology License Agreement with Capricorn Del Peru S.A.C. dated September 4, 2006 and Addendum
g.	Engineering Services Agreement with Liberty Process Technologies, LLC dated June 1, 2007
h.	Poliza Pacifico- Contractor All Risk
i.	Polizia Pacifico – Resumen Todo Riesgo Contratista (CAR) 1
j.	Polizia Pacifico – Resumen Todo Riesgo Contratista (CAR) 2

4.	Output/Sales Agreements
a.	CDM Emission Reductions Purchase Agreement with Ecosecurities Group PLC (CER Off-take) dated September 7, 2006

Sch. 2.1

5.	Existing Debt
a.	Loan Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Palma Industrial S.A.C., Lenders and Plainfield Special Situations Master Fund Limited
b.	Note in the name of Pure Biofuels del Peru S.A.C.

6.	Other

a.	Agreement and Plan of Merger, dated as of December 4, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Interpacific Oil S.A.C., and certain Target Stockholders identified therein
b.
Amendment No. 1 to Agreement and Plan of Merger, dated as of January 23, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Interpacific Oil S.A.C., and certain Target Stockholders identified therein

c.	Integral Services Agreement with Ocean Marine SAC dated August 13, 2007
d.	Employment Agreement with Luis Humberto Goyzueta (CEO) dated September 1, 2006
e.	Employment Agreement with Gustavo A. Goyzueta (CFO) dated September 1, 2006
f.	Employment Agreement with Alberto Pinto dated July 15, 2007
g.	Lease Agreement with Claudia Ghezzi Marcinelli for office space and parking in San Isidro, dated July 25, 2007.
h.	Frame Contract in Technology with EC Technology dated February 15, 2007
i.	Contrato de Locacion de Servicios Informaticos with Infoland S.A. dated May 3, 2007
j.	Contrato de Locación de Servicios de Seguridad Privada with High Power S.A. dated Jauary 4, 2007.
k.	Contrato de Locación de Servicios para reparación de torres con Amador Eudoxio Paulino Romero dated July 2, 2007.
l.	Lease Agreement with Luis Botto Urteaga dated May 30 2007
m.	Service Agreement dated August 6, 2007, by and between Ocean Marine S.A.C. and Pure Biofuels Del Peru S.A.C.

Palma Industrial S.A.C.

1.	Assets Owned
a.	Right to acquire 10,000 hectares of land for Palm Plantation

2.	Manufacture/Construction
a.	Services Agreement and Addendum with ACM Perú Sac (for feasibility studies) dated February 20, 2007
3.	Other
a.	Employment Agreement with Gonzalo Campos (General Manager at Palma Industrial S.A.C.) dated September 28, 2007
b.	Service Agreement and Contract for Location of Services with Davis International Peru S.A.

Sch. 2.1

4.	Existing Debt
a.	Loan Agreement, dated September 12, 2007, by and among Pure Biofuels Corp., Pure Biofuels del Peru S.A.C., Palma Industrial S.A.C., Lenders and Plainfield Special Situations Master Fund Limited
b.	Note in the name of Palma Industrial S.A.C.

.Aceite Pucallpa S.A.C.

1.	Assets Owned
a.	Right to acquire 10,000 hectares of land for Palm Plantation

Palmas De Oriente S.A.C.

1.	Assets Owned
b.	Right to acquire 10,000 hectares of land for Palm Plantation

Palmas Tropicales S.A.C.

1.	Assets Owned
c.	Right to acquire 10,000 hectares of land for Palm Plantation

Pucapalma S.A.C.

1.	Assets Owned
d.	Right to acquire 10,000 hectares of land for Palm Plantation

Ecopalma S.A.C.

2.	Assets Owned
a.	Right to acquire 10,000 hectares of land for Palm Plantation

Sch. 2.1

Schedule 2.2 – Use of Proceeds

See Source of Funds Chart

Sch. 2.2

Schedule 2.4 – Capitalization

Sch. 2.4

Schedule 4.2 – Funds Flow Memorandum

Sch. 2.5